                     ASSET PURCHASE AGREEMENT

                           BY AND AMONG

               CCS COMMERCIAL CREDIT SYSTEMS, INC.

                               AND

                       TRANSYS CORPORATION

                             AND ITS

                           SHAREHOLDERS

                       ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT ("Agreement") effective as of January 1, 1994, is made and entered into by and among CCS COMMERCIAL CREDIT SYSTEMS, INC., a Florida corporation ("Purchaser"), and TRANSYS CORPORATION, a Florida corporation ("Seller") and DANIEL STAVROS and D.J. YOUNGBLOOD STAVROS (hereinafter collectively and individually referred to as "Shareholders").

     WHEREAS, upon the terms hereinafter set forth, Purchaser desires to acquire, and Seller desires to sell to Purchaser, certain assets representing all of the assets utilized by Seller in connection with the operation of Seller's Business; and

     NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, the parties hereby agree as follows:

1. DEFINITIONS. The following terms, when used in capitalized form within this Agreement, or within any exhibit or schedule to this Agreement in which the terms are not otherwise defined, shall have the following meanings:

          Agreement shall mean this Asset Purchase Agreement, and all exhibits, schedules, letters, certificates and instruments attached hereto or referred to herein.

          Assets shall mean all those assets owned by Seller and utilized in the operation of the Business other than Excluded Assets listed and described on Exhibit 2, including, without limitation, the assets listed and described on Exhibit 1, which assets represent substantially all of the material assets used by Seller in connection with the conduct of the Business other than the Excluded Assets listed and described on Exhibit 2.

          Business shall mean the business of the Seller conducted as of the date hereof, being (1) the TRAMS software systems and modules which, includes but it not limited to, collecting, editing, warehousing, correcting, reformatting, settling and routing transactions between one or more sources or destinations ("TRAMS"); and (2) the SPA business which includes, but it not limited to, the maintenance and processing activities for the Simplicity Payment Association ("SPA"), and all other business activities of the Seller, all as further represented by the Financial Records.

          Closing shall mean that certain Closing consummated pursuant to the provisions of Section 4.

          Closing Date shall mean the date of the Closing to be held pursuant to the provisions of Section 4.

          Environmental Law shall mean any law, statute, regulation, rule, order, consent decree, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning discharges, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous or toxic wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, any other so called "Superfund" or "Superlien" law, the Toxic Substances Control Act, or any other similar Federal, state or local statutes.

          Environmental Permit shall mean any of the Permits required by or pursuant to any applicable Environmental Law.

          Facility or Facilities shall mean those certain real properties and improvements thereon from which the Business has been transacted as more fully described within that schedule of real property set forth on Schedule 7.3(ii).

          Financial Records shall mean, for purposes of this Agreement, those Financial Statements and other documents attached to Schedule 7.4 of this Agreement.

          Governmental Authority shall mean the government of the United States or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          Intellectual Property shall mean all trademarks, service marks, and trade names, together with all trade secrets, inventions, formulations, programs, designs, or drawings, including without limitation, software relating to the Business, owned or registered in the name of the Seller or to which Seller has rights as licensee, including without limitation, TRAMS or SPA, and any name or names derived therefrom, and any other trade names used by Seller and the goodwill associated therewith.

          Permits shall mean all of the licenses, permits, variances, interim permits, permit applications, approvals or other authorizations under any law, statute, rule, regulation, order or ordinance applicable to the Company or otherwise required by any Governmental Authority in connection with the operation of the Business.

          Seller's Knowledge or words of similar import shall mean the actual knowledge of the Seller's directors and the Seller's shareholders as well as the actual knowledge of the Seller's president, all vice presidents, secretary, treasurer after due investigation and inquiry.

          Waste or Contamination Site shall mean any site or location, wherever located (including, but not limited to, any waste storage container, drain, landfill, trench, ditch, well, pit, pond, lagoon, impoundment, or warehouse) where pollutants, contaminants or hazardous or toxic wastes, substances or materials used or generated by the Seller shall have been deposited, stored, treated, reclaimed, disposed of, placed or otherwise come to be located.

2.   PURCHASE AND SALE OF ASSETS.

     2.1. Assets to be Purchased and Sold. On the terms and conditions set forth herein, at the Closing, the Seller agrees to sell and transfer to Purchaser all right, title and interest of Seller in and to all of the Assets, free and clear of all liens, charges, restrictions and encumbrances of every kind and nature whatsoever except for the permitted liens, restrictions and encumbrances reflected on Schedule 7.2.

     2.2. Manner of Transfer. The transfer of the Assets to Purchaser at Closing shall be effected by bills of sale, certificates of title, assignments, endorsements, licenses, registrations and other good and sufficient instruments of transfer and conveyance in form reasonably requested by Purchaser.

     2.3. Excluded Assets. All of the assets listed and described on Exhibit 2 are hereby expressly excluded from the Assets and are not being acquired by Purchaser or transferred by Seller hereunder.

3. ASSUMPTION OF ONLY SPECIFIED LIABILITIES. Except for the liabilities expressly assumed by the Purchaser as set forth on Exhibit 3, the Purchaser shall not assume or take subject to, and shall not have any liability for any obligations, liabilities or indebtedness of the Seller with respect to the Assets or the operation of the Business, whether absolute, accrued, fixed or contingent, known or unknown or otherwise. All liabilities and obligations of Seller not expressly hereby assumed shall continue to be liabilities and obligations of Seller following the Closing.

     As to any liabilities or obligations expressly assumed by the Purchaser that are guaranteed by the Shareholders, the Purchaser shall either satisfy such liabilities or obligations or cause the Shareholders' guarantee to be canceled, at Purchaser's election, at the Closing.

4. THE CLOSING. Subject to the waiver or the satisfaction of all conditions to Closing set out in Sections 11, 12 and 13 herein, the sale and purchase provided in this Agreement shall be consummated at a Closing to be held at the offices of Morris, Manning & Martin, at 10:00 a.m., local time, on July 13, 1994, or at such other place and time, or on such other prior date as the parties hereto shall mutually agree upon; time being of the essence.

5.   PURCHASE PRICE.

     5.1. In consideration of the sale and transfer by the Seller to the Purchaser of the Assets, Purchaser shall pay and deliver the purchase price as follows ("Purchase Price"):

     (a) Cash at Closing. Purchaser shall pay and deliver to Seller the sum of Fifty Thousand and No/100 Dollars ($50,000.00), payable by Purchaser to Seller at Closing in readily available funds.

     (b) Installment Payments. Purchaser shall pay and deliver to Seller installment payments in the aggregate amount of Three Hundred Thousand and No/100 ($300,000.00), payable in twelve (12) monthly installments of $25,000.00 each, beginning on August 1, 1994, and ending on July 1, 1995, evidenced by a promissory note in the form attached as Exhibit 7. Such note shall either be made by or guaranteed by CCS Technology Group, Inc.

     5.1.  [Reserved!

     5.2.  [Reserved!

     5.3. Allocation of Purchase Price. Purchaser and Seller acknowledge and agree that the payment of the Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit 4 attached hereto.

     5.4. Sales and Transfer Taxes and Fees. Seller and Purchaser agree to cooperate reasonably to do all things necessary to ensure that appropriate exemptions are obtained from payment of any sales or use tax with respect to any sale, conveyance, assignment, transfer or delivery of the Assets. All applicable sales, use, transfer, documentary, or other similar taxes and fees that are determined to be payable by reason of or in connection with the sale, conveyance, assignment, transfer or delivery of the Assets, whether levied on Seller or Purchaser, shall be borne and paid by Seller.

6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants, and agrees to represent and warrant at Closing, that:

     6.1. Formation, Good Standing and Power. Purchaser has been or will be at Closing duly formed and validly existing as a corporation in good standing under the laws of the State of Florida, with power to own its properties and conduct its business as now being conducted and is or will be at Closing duly qualified for the transaction of business and in good standing under the laws of the State of Florida.

     6.2. Due Authorization. This Agreement and the performance by the Purchaser hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Purchaser. This Agreement has been or will be at Closing duly authorized, executed and delivered by Purchaser, and is a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy and other laws affecting the rights of creditors generally and except that the enforceability of the obligations hereunder is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law).

     6.3. No Breach of Conflicting Laws or Agreements. The execution and delivery of this Agreement by Purchaser does not and the performance of this Agreement and the consummation of the transactions herein contemplated will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, note or agreement, lease or other agreement or instrument to which Purchaser or any of its properties is a party or by which Purchaser is bound, Purchaser's articles of incorporation or bylaws, or any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over Purchaser or any of its properties; and no consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by Purchaser of the transactions contemplated by this Agreement.

7. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS. Seller and the Shareholders hereby, jointly and severally, represent and warrant, and agree to represent and warrant at Closing, that:

     7.1.  Corporate Statue of Seller; Due Authorization; No Conflict.

     (a) Incorporation, Good Standing and Power. Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Florida with corporate power to own its properties and conduct its business as now being conducted, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where failure to be so qualified would not materially and adversely affect the business properties or condition (whether financial or otherwise) of Seller. Complete and correct copies of Seller's Articles of Incorporation and Bylaws, as amended to date, have been delivered to Purchaser and are included in Schedule 7.3(i) hereto. Seller has no subsidiaries or equity interest in any other entity.

     (b) Due Authorization. This Agreement, and the performance by the Seller hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Seller. This Agreement has been duly executed and delivered by Seller, and the Agreement is a valid and binding obligation of Seller and Shareholders enforceable in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy and other laws affecting the rights of creditors generally and except that the enforceability of the obligations hereunder is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law). No other corporate action on the part of the Seller is necessary to authorize the execution and delivery of this Agreement and the performance by the Seller of its obligations hereunder.

     (c) No Breach or Conflict With Laws or Agreements; No Approvals or Notices Required. The execution and delivery of this Agreement by Seller does not, and the performance by Seller of Seller's obligations under this Agreement and the consummation by Seller of the transactions herein contemplated will not, (i)violate (without the giving of notice or lapse of time or both) any provision of law applicable to Seller, (ii)violate Seller's certificate of incorporation or bylaws, as amended to date, or any statute, order, or regulation currently in force or of any court or governmental agency or body having jurisdiction over Seller or any properties of Seller, (iii)result in any breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, promissory note, lease or other agreement or instrument to which Seller is a party or by which Seller or any of its properties are bound, result in acceleration of (or give anyone the right to accelerate) the performance of, any obligation of Seller, or result in the creation of any lien or charge upon any of the Assets, and
           (iv)except as specified on Schedule 10.3 require consent, approval, filing or notice under any agreement or provision of law applicable to the Seller.

     7.2.  Title to Assets, Powers to Convey and Condition.

     (a) Assets. Exhibit 1 comprises a complete and accurate list of substantially all of the material Assets and Exhibit 2 comprises a complete and accurate list of the Excluded Assets. Subject to the consents specified on Schedule 10.3, Seller has the right, power and authority to enter into this Agreement and, at Closing, will have the right, power and authority to sell, convey, assign, transfer and deliver the Assets. The Assets constitute and represent all of the assets that are utilized by Seller to conduct the Business. Except as set forth on Schedule 7.2, Seller has good and valid title to the Assets free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of every kind and nature. Except as specified on Schedule 7.2, upon transfer of the Assets to the Purchaser and payment therefor pursuant hereto, Purchaser shall have good and marketable title to the Assets or, in the case of leasehold interest, valid and enforceable leasehold interest, free and clear of all mortgages, deeds of trust, pledges, liens, charges, security interests, encumbrances, claims and restrictions whatsoever.

     (b) Real Property Owned or Leased: Permitted Liens. Schedule 7.3(ii) contains a list and a brief description of all real estate relating to or used in the operation of the Business, and the improvements (including buildings and other structures) located on such real estate (including a brief description of the use to which such property is being employed) and the termination date or notice requirement with respect to termination, annual rental and renewal or purchase options. All of such real estate and improvements thereon are in good condition and working order, ordinary wear and tear excepted. Seller owns no real property. With respect to real estate leased (as listed on Schedule 7.3(ii!): (i)all such leases are in full force and effect and constitute valid and binding obligations of Seller, and to Seller's knowledge, the other parties thereto, (ii)there have not been any and there currently are no material defaults thereunder by Seller or to Seller's knowledge any other party, (iii)no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder entitling the lessor thereof to terminate any such lease, (iv)the continuation, validity and effect of all such leases under the current rental terms and other current material terms thereof will in no way be affected by the transfer of such leases to Purchaser under this Agreement or, if any would be affected, Seller will have caused an appropriate consent as listed on Schedule 10.3 to such transfer to be delivered to the Purchaser at or prior to the Closing at no cost or other adverse consequence to the Purchaser, and (v)all Permitted Liens, to which such leases are subject, are described in Schedule 7.2. All improvements located on such real estate, whether owned or leased by Seller, conform in all material respects to all applicable federal, state and local laws and regulations and such properties are zoned for the various purposes for which such real estate is currently being used.

           As used herein, the term "Permitted Liens" means any and all mortgages, pledges, liens, charges, security interests, encumbrances and restrictions to which any of the Assets are subject and which are listed on Schedule 7.2.

     (c) Personal Property Owned or Leased. Exhibit 1 contains a list of each material item of machinery, equipment, office furniture, automobiles, trucks and other personal property (collectively, the "Personal Property") of the Business being transferred to the Purchaser as part of the Assets, including a description of all Permitted Liens to which such Personal Property is subject. All such Personal Property is in good condition and working order and the operation or use thereof is not in violation of any applicable building code, zoning ordinance, lease, law or regulation.
           Schedule 7.3(ix) contains a list and brief description of each lease or other agreement under which Seller leases, licenses, holds or operates any item of Personal Property in connection with the Business. With respect to such leases or other agreements,
           (i)all such leases and agreements are in full force and effect and constitute legal, valid and binding obligations of Seller, and to Seller's knowledge, the other parties thereto, (ii)there have not been and there currently are not any material defaults thereunder by Seller, or to Seller's knowledge, any other party, (iii)no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would constitute a material default thereunder, (iv)the continuation, validity and effectiveness of all such leases and agreements under the current rental terms and other current material terms thereof will in no way be affected by the transfer of such leases and agreements to Purchaser under this Agreement or, if any would be affected, Seller has caused appropriate consent as listed on Schedule 10.3 to such transfer to be delivered to Purchaser at or prior to the Closing at no cost or other adverse consequences to the Purchaser, and (v)all Permitted Liens to which such leases and agreements are subject, are described in Schedule 7.2. Inventory transferred as part of the Assets hereunder comprises only stock of quantity and quality consistent with the quantity and quality of inventory historically maintained by the Seller.

     7.3. Contracts, Agreements and Other Documents. Attached to Schedule 7.3(i) are complete and correct copies of Seller's Articles of Incorporation (including all amendments thereto) and Bylaws. Prior to Closing, Seller will provide to Purchaser and its counsel complete and accurate copies or originals of all minutes of Shareholders' and Board of Directors' meetings or other meetings of any governing group, board, body or committee, unanimous consents taken in lieu of formal meetings thereof, and any other written evidence of action taken by any controlling group of Seller in connection with the sale contemplated by this Agreement. Schedules 7.3(ii) through 7.3(ix) together with disclosures made pursuant to other Schedules constitute a complete and correct list of the following described documents which pertain in any way to the Assets or the Business, complete and correct copies of which have been provided or made available to Purchaser and its counsel.


Schedule   Description
--------   -----------

7.3        (ii)   All deeds of title and other title documents pertaining to any real property (including a brief description of such documents and of the use to which such property is being employed), any interest therein, now or previously owned of record or beneficially by the Seller and used as a part of the Business, together with copies thereof; and all lease agreements for all property, real or personal, to which Seller is a party, including without limitation lease agreements for all Facilities, together with complete schedules pertaining thereto listing individually all such property leased by item.

7.3 (iii) All insurance policies currently in force issued to or in favor of Seller covering any or all risks of any nature whatsoever.

7.3        (iv)   All loan agreements, notes payable or other debt instruments or obligations issued, guaranteed or assumed by Seller or for which Seller or the Assets are otherwise obligated or bound (including any guaranty or obligation of any Shareholders on behalf of Seller or in connection with the Business or Assets).

7.3        (v)    All contracts in Seller's possession which pertain in any way to the conduct or operation of the Business, including without limitation, union agreements, sale and lease-back agreements, conditional sale agreements, bids, equipment maintenance agreements, marketing or advertising agreements, sale or supply contracts, purchase contracts, joint venture agreements, license agreements, royalty agreements, secrecy, confidentiality and non-disclosure agreements, commission brokerage, agency or similar agreements, escrow agreements, delivery agreements, shipment agreements, and any other agreement in Seller's possession in any way pertaining to the Business.

7.3 (vi) All loans or advances (hereinafter "Company Loans") outstanding from Seller to any officer, director, shareholder, employee, agent, or independent contractor of the Business, or to any person related to any of the foregoing, or to any corporation, partnership or other entity of which any of the foregoing possess any interest, such list to state the amount of the loan, the person or entity obligated to repay, the interest rate thereon, and the terms of repayment.

7.3        (vii)     A summary of the terms of all material oral contracts of
           which any officer of Seller has knowledge, to the extent that any such oral contract will be binding upon the Business following the Closing Date.

7.3        (viii)    All franchise or license agreements held or granted by
           the Seller or necessary for the operation of the Business of the Seller.

7.3 (ix) All equipment leases held or granted by the Seller or necessary for the operation of the Business of the Seller.

7.3 (x) A listing of all material defaults with respect to any of the matters referenced in Schedules 7.3(ii)-(ix).

     To Seller's knowledge, except as set forth in Schedule 7.3(x), all notes and debt instruments issued, guaranteed or assumed, contracts or agreements, referred to in this Agreement or any Schedule hereto are valid and in full force and effect and are enforceable by Seller in accordance with the respective terms, except as the enforcement thereof may be limited by bankruptcy and other laws affecting the rights of creditors generally and except that the enforcement of the obligations thereunder is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding of equity or at law). Except as set forth on
Schedule 7.3(x), Seller has not breached, or received notice of any claim that Seller has breached, any provision of, and Seller is not in material default, and has not received notice of any claim that Seller is in default, under the terms of any note, debt instrument, contract, agreement, plan, lease, policy, franchise or license, and, to Seller's knowledge, no other party has breached any provision of, or is in default under the terms of, any note, debt instrument, contract, agreement, plan, lease, policy, franchise or license, to Seller's knowledge, no facts or circumstances exist, which with the passage of time or the giving of notice, will constitute breach or default thereunder, and no claims, defenses or offsets are available thereunder. Except as set forth on Schedule 7.3(i), Seller has no outstanding power of attorney.

     7.4.  Financial Records. Attached for the Seller and the Business as
Schedule 7.4 are: (i) a balance sheet as of December 31, 1992, and related statements of income for the twelve months ended December 31, 1992, together with related statements of stockholders' equity and statements of cash flows;
(ii) a balance sheet as of December 31, 1993, and a related statement of income for the 11 month period ended December 31, 1993, (collectively the "Financial Statements"). Such Financial Statements have been prepared in accordance with generally accepted accounting principles, and fairly present in all material respects the financial position and results of operations of the Seller and the Business as of the dates thereof, except that the financial statements do not contain all of the footnotes required by generally accepted accounting principles are subject to year-end adjustments and are not necessarily indicative of the results to be expected for the year ending December 31, 1993. There has been no material adverse change in the general affairs, management, financial position, stockholders' equity or results of operations of the Seller and the Business since December 31, 1993, nor, to Seller's knowledge, has there occurred any event or condition that might reasonably be expected to result in the future in such a material adverse change. Purchaser agrees that Purchaser has not relied on any financial forecast or projections provided to Purchaser by Seller, or Seller's officers, directors or employees.

     7.5.  Actions After the Financial Statements. Except as set forth on
Schedule 7.5, since December 31, 1993, Seller has not, with respect to the Assets or the Business (i)discharged or satisfied any lien or encumbrance, other than in the ordinary course of business, (ii) mortgaged, pledged or subjected to lien, charge or other encumbrance any Assets, other than in the ordinary course of business, (iii)sold or transferred any Assets or canceled or forgiven any debts or claims other than in the ordinary course of business, (iv)waived any rights to receive financial compensation or other income, other than in the ordinary course of business, (v)changed any accounting methods or practices, (vi)granted to any officer or employee any increase in compensation in excess of the amounts thereof in effect as of December 31, 1993, or any severance or termination pay, or entered into any employment agreement with any officer or employee, (vii)adopted or amended any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of employees, (viii)suffered any material damage, destruction or loss (whether or not covered by insurance),
(ix)entered into any transactions (including the making of loans) other than in the ordinary course of its business and other than transactions contemplated by this Agreement, (x)amended, modified, extended or terminated any agreement to which Seller is a party, written or oral which is material to the operation of the Business, or (xi)entered into any agreement to do any of the things prohibited by clauses(i) through (x) above.

     7.6. No Undisclosed Liabilities. As of December 31, 1993, Seller had no material obligations or liabilities of any nature, whether absolute, accrued, fixed, to its knowledge, contingent or otherwise, whether due or to become due with respect to or in connection with the Business, except and to the extent disclosed in the Financial Statements. Since December 31, 1993, Seller has not incurred or become subject to any material liabilities, debts or obligations of any nature (regardless of when they arose) whether absolute, accrued, to its knowledge, contingent or otherwise, whether due or to become due, other than those arising in the ordinary -course of business or resulting from transactions contemplated by this Agreement.

     7.7. Taxes. Seller has filed all material federal, state, county and local income, withholding, social security, unemployment, payroll, excise, ad valorem, sales, use, franchise, license and other tax returns which at any time were required to be filed by Seller in connection with the Business and such returns were true, accurate, correct and complete, in all material respects, when filed, and nothing has come to the attention of Seller which would indicate that any such returns are not now true, accurate, correct or complete. Seller has paid all taxes, licenses, assessments, fees, penalties, interest and other governmental charges and assessments which have become due prior to Closing, or are required to have been deposited pursuant to such returns or otherwise, or pursuant to any assessments against and received by Seller with respect to the Assets or the Excluded Assets. Neither the Seller nor any predecessor to the Seller has waived any statute of limitation in connection with, or granted any extension of a period for assessment of any such taxes, licenses, assessments, fees, penalties, interest or other governmental charges and assessments. No federal, state or local tax elections have been made other than as specifically reflected on the Financial Statements.

     7.8.  Governmental Regulation and Compliance With Law.

     (a) Seller has neither received nor failed to comply with any notice of violation of any applicable zoning, employee safety (including
           OSHA), environmental, toxic substance, hazardous waste or other statute, law, ordinance, rule, regulation or order relating to the Business or the facilities used in connection with the conduct of the Business, the Assets or otherwise. To Seller's knowledge, there is presently no such violation or grounds therefor which would materially adversely affect the continued operation of the Business or the Assets or the Facilities of the Business. Seller is not in material violation of any law, regulation, ordinance or rule applicable to it or the Business. All permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals material to the conduct of the Business have been duly obtained and are in full force and effect, and, to Seller's knowledge, there are no proceedings pending or threatened that may result in a revocation, cancellation or suspension or any adverse modification, of any thereof.

     (b) Except as disclosed on Schedule 7.8: (a) Neither the Business or operation of the Business nor any of the Assets or Real Property as currently used violate, in any material respect, any applicable Environmental law in effect as of the date hereof and, to Seller's knowledge, no condition or event has occurred which, with notice or the passage of time or both, would constitute a material violation of any such law; (b) the Seller has not stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at the Real Property, except for inventories of chemicals which are to be used in the ordinary course of the conduct of the Business (which inventories has been stored or used in accordance with all applicable Environmental permits and all Environmental Laws); (c) neither the Seller nor any of its Affiliates has received any notice from any Governmental Authority or private entity advising it that the Real Property or the operation of the Business is in violation of any Environmental Law or any applicable Environmental Permit or that any of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on or beneath the Real Property or at, on or beneath any land adjacent thereto or in connection with any Waste or Contamination Site; (d) neither the Seller nor the operation of the Business is the subject of Federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of Environmental Laws; (e) the Seller has not buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous or toxic wastes, substances or materials on, beneath or about the Real Property or any property adjacent thereto; and (f) no byproducts of any manufacturing process or operation of the Business which may constitute pollutants, contaminants or hazardous or toxic wastes, substances or materials under any Environmental Law are currently stored or otherwise located at the Real Property. The Seller has timely filed all reports required to be filed under any applicable Environmental Laws with respect to the Real Property and the operation of the Business, and has generated and maintained all required data, documentation and records, under any applicable Environmental Laws with respect thereto.

     7.9.  Employee Benefit Plans.

     (a)   Employment Policies and Benefit Plans. Attached hereto as
           Schedule 7.9 is a complete and accurate list of all written plans, programs, practices, policies and other individual and group arrangements and agreements of any kind or description (including any multi-employer plans) of Seller with respect to the Business or its employees which provide or describe (i)the employment and payroll policies and practices for employees and officers of the Business, including any affirmative action plans or programs,
           (ii)current and deferred compensation, commission, reimbursement, severance, vacation, stock purchase, stock option, bonus and incentive compensation benefits for employees, officers, directors, agents and independent contractors of the Business and
           (iii)the medical, hospital, life, health, accident, disability, death and other fringe and welfare benefits for employees, officers, directors, agents and independent contractors of the Business, including any split-dollar life insurance policies. All of such plans, programs, practices, policies and other individual and group arrangements and agreements and any trust, custodial, investment, indemnification or other arrangements, oral or written, which are a part of, or which are entered into by Seller as a result of, such plans, programs, practices, policies and other individual and group arrangements and agreements are referred to hereinafter as "Benefit Programs." In addition, all written reimbursement, compensation, commission, trust, fringe benefit, payroll or employment practices, procedures, policies or agreements of any kind or description of the Business (hereinafter referred to as "Employment Policies") are described fully and accurately on
           Schedule 7.9. Except as listed or described on Schedule 7.9, there are no Employment Policies or Benefit Programs relating to employees, directors, agents and independent contractors of the Business.

     (b) ERISA and Code. Except as set out on Schedule 7.9, Seller does not have a profit sharing, pension plan, or any other Benefit Programs or Employment Policies subject to regulation under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To Seller's knowledge there are no violations of ERISA under such Benefit Programs or Employment Policies or under any other employee benefit plans. No such Benefit Programs or Employee Policies, nor any trustee or administrator thereof, has engaged in any transaction or practice that would subject the Purchaser to a tax or penalty under ERISA or the Internal Revenue Code of 1986, as amended (the "Code") as a result of such transaction or practice. There have been no withdrawals from any multi-employer pension plan which would subject the Business or the Assets to withdrawal liability (as defined in ERISA or the Code).

7.10. [Reserved]

     7.11. Collective Bargaining Agreements. None of the employees of the Seller are members of a union, and Seller is not a party to any collective bargaining agreement. Within the past three (3) years, Seller has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called, or threatened against Seller in any way effecting the operation of the Business; and Seller has not violated any applicable federal or state law or regulation relating to labor or labor practices with respect to the Business. To Seller's knowledge, Seller is not subject to any efforts by any union or other labor group to establish or organize a union or other collective bargaining group.

     7.12. Legal and Governmental Proceedings Except as set forth on Schedule 7.12, there is no action, suit, investigation or proceeding pending or, to the best of Seller's and Shareholder's knowledge, threatened, against Seller or its officers, directors or Shareholders, with respect to the Shareholders individually, or the Business or the Assets or of which the Business or the Assets are subject. Schedule 7.12 comprises an accurate list of the name of the court or agency in which any such proceeding is pending, the date instituted, the principal parties thereto, a description of the factual basis alleged to underlie the proceeding and the relief sought.

     7.13. Accounts Receivable. All Accounts Receivable reflected on the Financial Statements represent sales actually made or services actually performed in the ordinary course of business in bona fide transactions completed in accordance with the terms and provisions contained in the documents related thereto. Except as set out on Schedule 7.13 which provides for an age listing of Accounts Receivable, as of the closing date, all Accounts Receivable will be collected in full. Furthermore, except as set out on Schedule 7.13, there are no setoffs, counterclaims and disputes asserted against, and no discounts or allowances from, the Accounts Receivable as of the closing date. As provided on Schedule 7.13, the Seller shall assign all net receivables through December 31, 1993 to Daniel Stavros and D.J. Youngblood Stavros, collectively, including but not limited to: (a) all invoiced but uncollected amounts of existing purchaser customer accounts receivable as of December 31, 1993 for work performed prior to such date; (b) all non-invoiced remaining, license and installation fees owed by G.E. Capital pursuant to written contracts; and (c) the SPA deferral license fee (including interest) as stated in the SPA Agreement referenced on Schedule
7.13. The Purchaser will use reasonable best efforts to assist Dan Stavros and D.J. Youngblood Stavros in the collection of such amounts, so long as such efforts do not detract from ongoing Business.

     7.14. Customers and Prospects. The customers and identified, material prospects of the Seller and any compensation or arrangements with respect thereto, are set out on Schedule 7.14 attached hereto.

     7.15. Intellectual Property. Schedule 7.15 contains a true and accurate list of all material Intellectual Property used in the Business of the Seller. To Seller's knowledge, no Intellectual Property infringes upon or conflicts with any rights claimed therein by third parties. Other than as described on Schedule 7.15, Seller and Shareholders do not manufacture or sell products or services which are the subject of patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, trade styles, service marks, or trade secrets owned by or licensed to third parties. Seller has not received notice that the manufacture, use or sale by Seller of its products or services violates or infringes upon any claims of any United States or foreign patent or patent application owned or licensed or held by any third party. Except as set on
Schedule 7.15, the Seller and Shareholders have not granted any person, firm or corporation the right to use such Intellectual Property.

     7.16. Disclosure. No covenant, representation or warranty made by Seller or Shareholder in this Agreement knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary to make the statements contained herein or therein not misleading. The information provided and to be provided by Seller or Shareholders to Purchaser in this Agreement or in the Schedules or Exhibits or in any other statement, certificate or writing delivered to Purchaser by Seller or Shareholders, does not and will not knowingly contain any untrue statement of a material fact, or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Purchaser were or will be complete and accurate copies of such documents.

     7.17. Adequacy of Assets Purchased. The Assets purchased by Purchaser include all rights, properties, interest in properties and assets (except for Excluded Assets) necessary for Purchaser to carry on the Business of the Seller as presently conducted by the Seller. The foregoing notwithstanding, Purchaser hereby acknowledges termination of that Heads of Agreement dated December 1, 1992, by and between Seller, Shareholders and CCN Management Systems, Inc. ("Heads of Agreement") and further acknowledges that Seller no longer has any rights pursuant to the Heads of Agreement.

8. COVENANTS OF SELLER. Seller and Shareholders hereby, jointly and severally, covenant and agree as follows:

     8.1. Best Efforts to Effect Closing. From and after the date of this Agreement and prior to the Closing Date, Seller will promptly advise Purchaser in writing of any material change in the general affairs, management, financial position, or results of operations of the Business, and Seller will:

     (a) carry on the Business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore and use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, employees and independent contractors, and preserve its relationship with others having business dealings with it to the end that its good will and going business shall be unimpaired at the Closing Date;

     (b) maintain all of its structures, equipment and other tangible personal property as it now exists, normal wear and tear excepted;

     (c) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

     (d) perform, in all material respects, all of its respective obligations under agreements, contracts and instruments relating to or effecting its properties, assets and businesses including but not limited to the Business and the Assets;

     (e) maintain its books of account and records in an accurate and complete manner consistent with prior practice;

     (f) comply in the same manner as heretofore with all statutes, laws, ordinances, rules and regulations applicable to it and to the conduct of its Business;

     (g) not create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness with respect to the Business or the Assets, without the prior consent of the Purchaser;

     (h) not amend its Articles of Incorporation or Bylaws in any manner affecting the Business or Assets;

     (i) not make any material expenditures, additions or capital improvements with respect to the Assets or the Business without the prior written consent of the Purchaser;

     (j) not take, or permit to be taken, any action, which is represented and warranted in clauses (i) through (xi) of Section 7.5 hereof not to have been taken since December 31, 1992;

     (k) not modify any real property lease to which it is a party, or sell, refinance or accept payment with respect to any Asset or the Business, or modify, alter or extend any real or personal property lease to which Seller is a party, or make any acquisition by means of a merger or otherwise, or a material amount of assets of securities, or enter into an agreement for any sale, lease, encumbrance or other disposition of a material amount of assets or securities, or enter into any material contract or give any release or relinquishment of any material contract rights;

     (1) obtain Purchaser's prior written consent before engaging in any activity beyond the regular and ordinary course of the Business;

     (m) at Purchaser's expense, give to Purchaser and its representatives full access to its properties, books, records, contracts, commitments and all such information and documents relating to the Assets and the Business, as Purchaser may from time to time reasonably request, permit Purchaser to make such inspections as it may reasonably require, and cause its officers and employees to assist Purchaser with gaining access to and understanding such financial and operating data and other information with respect to the Assets and the Business as the Purchaser may from time to time request.

     8.2. Legal Opinion. Seller shall cause counsel engaged by it to execute and deliver at Closing an opinion in the form attached hereto as Exhibit 5.

     8.3. Transfer of Assets. At Closing, Seller agrees to transfer the Assets to Purchaser free and clear of all liens, claims, encumbrances, security interests or restrictions of any kind except as set forth on
Schedule 7.2, and to execute and deliver to Purchaser documents of conveyance, including, but not limited to, bills of sale, assignments, consents, registrations and general warranty deeds, in form reasonably requested by Purchaser.

     8.4. Release of Liens, Claims, Encumbrances, etc. At closing, Seller shall provide to Purchaser, in form reasonably satisfactory to Purchaser's counsel, written documents fully releasing and terminating the rights of any and al persons or entities having any claim, right, lien, security interest or encumbrance in or to any of the Assets excepting only those items representing claims with respect to liabilities specifically assumed by Purchaser.

     8.5. Update of Schedules or Exhibits. Seller agrees that from time to time and on the Closing Date, Seller shall update all such Schedules or Exhibits to this Agreement so that each such Schedule or Exhibit is true, complete and accurate in all material respects at all times and as of the Closing Date, and Seller shall advise Purchaser promptly of any materially adverse changes in the financial affairs of Seller or the financial status of the Assets or the Business.

     8.6. Employees of Seller. Purchaser shall extend an offer of employment to those current full-time employees of the Seller in the Business as set out on
Schedule 8.6 attached hereto on or immediately following the Closing Date. Seller agrees at all times to encourage all such employees to make application for and seek employment with Purchaser.

     (a) The terms for employment of all employees hired by the Purchaser, including compensation and other employee benefits, shall be determined solely by agreement between the Purchaser and each such employee; provided, however, that each full-time employee who accepts employment with the Purchaser shall receive a commitment for a monthly salary as set out on Schedule 8.6 with credit for the previous term of that full-time employee's employment with the Seller for the purposes of determining vacation benefits to which such employee shall be entitled with Purchaser.

     (b) Accrued vacation time for all employees showing the total accrued dollar amount owed to each such employee for accrued vacation shall be set out on Schedule 8.6. Schedule 8.6 shall be certified by the chief executive officer or chief financial officer of Seller.

     (c) Jeff Walker, Mary Sackett, Dan Devaney, Michael Lyn and Hal Smith, upon acceptance of employment offers by the Purchaser, shall receive performance review sessions on or before December 31, 1993. As a part of such performance review sessions, Daniel Stavros and President of the Purchaser shall determine bonus payments, if any.

     (d) All employees who are offered and accept employment with the Purchaser shall receive those benefits granted to the current employees of the Purchaser in accordance with those benefit programs provided by such Purchaser, from time to time. Such employees, however, shall receive credit for their prior full-time employment by the Seller.
          In addition, Daniel Stavros, D.J. Youngblood Stavros, Hal Smith and Mary Sackett shall receive credit for time worked for Purchaser's parent corporation prior to their employment by Seller.

     (e) Subject to Purchaser's management discretion and direction, Seller's employees who accept employment with the Purchaser shall be assigned to TRAMS or SPA products or services.

     (f) D.J. Youngblood Stavros shall receive a five percent (5%) commission on gross revenues from those TRAMS sales as set forth on Schedule 8.6 if contracts relating to such transactions are executed within one hundred eighty (180) days from December 31, 1993. Such commission shall be paid as revenue is received by Purchaser from such transaction.

     (g) Except as provided above in this Section 8.6, Purchaser shall assume no responsibility whatsoever for any liabilities or obligations of Seller with respect to any compensation, benefit programs, or employment policies or claims of any sort of any current or former officer, director, employee or consultant who are or were employed by the Seller or otherwise compensated in connection with the activities involving the Business and the Assets being purchased, or to which the Seller is a party or by which Seller otherwise may have any liability to any such employee.

     8.7. Inventory Adjustment. Purchaser and Seller agree that Seller shall deliver to Purchaser at Closing a list of inventory of Seller, certified by the chief financial officer of Seller, which specifically shall set forth and certify the inventory, suitable according to industry standards for sale in the Business, Seller's actual net costs for such inventory on the date immediately prior to the Closing Date attached hereto as Schedule 8.7.

     8.8. Prepaid Expenses and Deposits. Seller shall deliver to Purchaser at Closing a list of Seller's prepaid expenses and deposits as set out on
Schedule 8.8 and certified by the Seller's chief financial officer which specifically shall set forth and certify the amount of all the prepaid expenses and deposits which are transferred to Purchaser as part of the Assets, and which shall certify that the amount of all prepaid expenses and deposits represent sums prepaid or deposited by Seller in connection with Assets transferred by Seller to Purchaser. Seller shall further certify that Purchaser shall have acquired all right, title and interest in and to such prepaid expenses and deposits, that there exists no default by Seller with respect to any of the contracts or agreements related to such prepaid expenses or deposits, and that no person holding any such prepaid expenses or deposits shall have indicated any reason to claim or retain such deposits, or indicated that they are not obligated to provide the materials or services contracted.

     8.9. Sales Tax. Seller agrees to provide to Purchaser at Closing any requested certificates, including without limitation certificates of the State of Florida, if available, certifying that Seller has paid all sales and use taxes at any time due by Seller to such State, (provided, however, Seller's inability to obtain any of such certificates shall not release Purchaser from its obligations to close, Purchaser acknowledging and agreeing that such certificates are not a condition to Closing) and Seller agrees to file all applicable sales and use tax returns with respect to the period ending on the Closing Date within fifteen (15) days following the Closing.

     8.10. Intellectual Property. At Closing, Seller shall convey, assign, and register in the U.S. Patent and Trademark Office, or cause to be assigned and conveyed and registered in the U.S. Patent and Trademark Office, to Purchaser, by documents or instruments in form satisfactory to counsel for the Purchaser, all of its rights to and in, and recognize in the Purchaser, as between Seller, Seller's Shareholders and Purchaser, the exclusive perpetual right and license to conduct its business operations under the Intellectual Property, including but not limited to, trademarks or trade names and any other names or combinations thereof substantially similar thereto. Promptly upon Purchaser's request, Seller and Shareholders shall change or cause to be changed the registered corporate name, trade name, assumed name, trademarks, logos, trade styles of the Seller and any other entities having similar or confusingly similar names, assumed names, trade styles, logos or marks and no longer use such Intellectual Property anywhere in the United States. Purchaser, pursuant to this transfer of Intellectual property shall hold, as between Seller, Seller's Shareholders and Purchaser, perpetual right and license to use all Intellectual Property, copyrights, logos, trade styles, labels and other advertising media or devices which have been adopted or used by Seller or Shareholders solely in connection with the marketing or sale of the services and/or products of the Business.

          Seller and Shareholders acknowledge and agree that neither will have the right to and covenant that neither shall, either directly or through any business association or entity controlled by either party or under common control, in any way make any reference, orally or in writing, to the Intellectual Property, including but not limited to trademarks or trade names, or any combination thereof, or similar or confusingly similar name, in any manner whatsoever, in connection with the solicitation of business.

     8.11. Banking Relationships. Seller shall deliver to Purchaser at Closing a list of Seller's banking relationships as set out on Schedule 8.11 certified by the chief financial officer of the Seller which shall specifically set forth as of the Closing Date account numbers and amounts on deposit, credit cards and outstanding balances, or other banking relationships which are transferred to the Purchaser as part of the Assets, and which shall certify that the amount of all such deposits represents sums deposited under the account of the Seller in connection with the Assets transferred by Seller to Purchaser.

     8.12. Additional Provisions with respect to Daniel Stavros and D.J. Youngblood Stavros.

     (a) Daniel Stavros and D.J. Youngblood Stavros shall be entitled to participate in any stock or stock option plan granted to key personnel of the Purchaser in accordance with such terms and conditions as approved by the Board of Directors of the Purchaser from time to time.

     (b) Daniel Stavros shall receive a salary calculated on an annual basis that is equal to One Hundred Thousand and No/100 Dollars ($100,000.00) and serve as the Chief Technical Officer of the Purchaser.

     (c) D.J. Youngblood Stavros shall receive a salary that will be calculated on an annual basis and is equal to Eighty Thousand and No/100
          Dollars ($80,000.00) and shall serve in connection with marketing and sale support as agreed from time to time with the chief executive officer of CCS Technology Group, Inc.

     (d) The terms and conditions of employment of Daniel Stavros and D.J. Youngblood Stavros shall be subject to the direction, from time to time, of the president of the Purchaser or its board of directors. Duties for Daniel Stavros and D.J. Youngblood Stavros shall be substantially similar to those undertaken by such individuals on behalf of the Seller as of December 31, 1993, subject to the discretion and direction, from time to time, of the president or the board of directors of the Purchaser.

     (c) The parties hereto acknowledge that nothing in this Agreement, particularly Sections 8.6 and 8.12 hereof, constitutes or is intended to constitute an employment agreement or a promise of employment between the Purchaser or its affiliates and the employees of the Seller, including but not limited to, the Shareholders. Furthermore, the parties acknowledge that notwithstanding the terms of this Agreement or any related documents, or the past practices or agreements of the Seller, the Shareholders or the Purchaser, that all employment extended by the Purchaser to employees of the Seller, including but not limited to, the Shareholders, is on a terminable at will basis, for cause or no cause at all, and that all compensation of continuing employees, including but not limited to, the Shareholders, may be adjusted up or down at the discretion of the chief executive or board of directors of the Purchaser.

9. COVENANTS OF PURCHASER

     9.1. Tender of Purchase Price. At Closing, Purchaser agrees to tender the Purchase Price as provided in Section 5.1 above.

     9.2. Legal Opinion. Purchaser shall cause counsel engaged by it to execute and deliver at Closing an opinion in the form attached hereto as Exhibit 6.

9.3. [Reserved]

     9.4. TRAMS Product Marketing and Customer Support. Subject to the discretion of the president and board of directors of the Purchaser, the TRAMS product will be marketed as a stand alone product as well as in combination with new or existing products of the Purchaser. In addition, subject to the discretion and direction of the president and board of directors of the Purchaser, the Purchaser will honor those previous commitments by the Seller to the existing client base as set out on Schedule 9.4, including hourly rates for consulting services.

     9.5. Office Expenses. Purchaser shall assume and pay for all office expenses of the Seller as of December 1, 1993, including without limitation, for rent, telephone, maintenance, communication costs as set on Schedule 9.5 attached hereto.

10. MUTUAL COVENANTS.

     10.1. Confidentiality. Purchaser and Seller each agree to refrain from releasing or disclosing any information, regarding this Agreement or any of the transactions contemplated hereby (including without limitation purchase price information) without the prior consent of the other party. In the event the transactions contemplated hereby are not consummated on or before the Closing Date, both Purchaser and Seller agree to return to the other all written material furnished to them by such other party.

     10.2. Bulk Sales Compliance and Indemnification. The parties hereto agree to waive the provisions of that certain law known as the "Uniform Commercial Code - Bulk Transfers," (Article 6 of the U.C.C. as adopted by the State of Florida), to the extent applicable, and Seller and Shareholders, jointly and severally, agree to indemnify and hold Purchaser harmless with respect to any claims, liabilities, actions, causes of action incurred to or alleged by any creditor of the Seller with respect to which Purchaser would have been protected had such provisions of the "Uniform Commercial Code - Bulk Transfers" law been fully complied with.

     10.3. Required Consents. Prior to Closing, Purchaser and Seller agree to cooperate with each other and exercise best efforts to obtain all consents or assignments necessary to consummate the transactions contemplated by this Agreement required by governmental authorities, lessors, lenders, partners or otherwise, including without limitation those consents listed and described on
Schedule 10.3. It is understood and agreed that Seller shall engage in the principal efforts to seek all such consents, but Purchaser agrees to fully cooperate with Seller or its designee and their agents in Seller's efforts to obtain all necessary approvals, consents or assignments, including but not limited to consents or assignments of any lenders, lessors, or landlords set out on Schedule 10.3.

     10.4. Further Assurances. From time to time after the Closing, (i)at Seller's own expense, Seller and Shareholders will each use its best efforts to execute and deliver such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Purchaser reasonably requests in order to more effectively transfer, convey, assign and deliver to Purchaser, and to place in possession and control of, any of the Assets, or to enable Purchaser to exercise and enjoy all rights and benefits of Seller with respect thereto; and (ii)at its expense, Purchaser will execute and deliver instruments of assumption and will otherwise use its best efforts to take such actions as Seller reasonably requests in order to assure the assumption by Purchaser of the liabilities set forth in Exhibit 3.

11. CLOSING CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the Closing hereunder shall be subject, in its sole discretion, to the satisfaction at or prior to Closing of each of the following conditions any one or more of which Purchaser, in its sole discretion, may waive:

11.1. Representations and Warranties; Covenants, Agreements and Conditions. All the representations and warranties of Seller and Shareholders contained in this Agreement and in any certificates, Schedules or Exhibits delivered pursuant hereto shall be true and correct in all material respects as if made at and as of the Closing Date. Seller and Shareholders shall have performed and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller or Shareholders prior to or at the Closing Date.

     11.2. Required Consents or Assignments. All consents, approvals, assignments, -registrations of each person or entity whose consent, approval, assignment or registration is necessary to consummate the transactions contemplated in this Agreement, including, without limitation, those listed on
Schedule 10.3 shall have been obtained.

     11.3. Transfer of Assets. At Closing, Seller, shall: (i) deliver to Purchaser such general deeds, bills of sale, endorsements, assignments, registrations and other sufficient instruments of conveyance and assignment, in form satisfactory to Purchaser and its counsel, as shall be effective to transfer such Assets to Purchaser and to vest in the Purchaser all right, title and interest in and to the Assets, and (ii)deliver to Purchaser all of Seller's contracts and commitments, books, records and other data relating to the Assets in the Business. Simultaneously with such delivery, Seller shall take all of the additional steps as may be necessary to put Purchaser in possession of the operating control of the Assets and the Business, and Purchaser shall take all such additional steps as may be necessary for it to assume the liabilities set out in Exhibit 3.

     11.4. Release of Liens, Claims, Encumbrances, Etc. Seller and Shareholder shall provide to Purchaser, in form satisfactory to Purchaser's counsel, written documents fully releasing and terminating the rights of any and all persons or entities having any claim, right, lien, security interest or encumbrance in or to any of the Assets which are not assumed pursuant to Exhibit 3.

     11.5. Compliance With Law; No Litigation. Seller shall have provided to Purchaser evidence, satisfactory to Purchaser's counsel, of compliance in full with all applicable laws. Except as set out in Schedule 11.5, no action, suit or other proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages or allocations in respect thereof, or involving a claim that consummation thereof would result in violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

     11.6. No Material Adverse Change. There shall have been no material adverse change since December 31, 1992, in the financial condition or results of operations of the Business, except such changes contemplated, permitted or required by this Agreement.

     11.7. Due Diligence. Upon execution of this Agreement by both parties, Purchaser and/or its agents and representatives will be afforded complete access to the employees, agents, representatives, files, customers, supplies, documents and financial books and records of the Seller in connection with the Business and the Assets for the purpose of engaging in a detailed investigation of the Business, the Assets and the financial position of the Seller (the "Inspection"). Closing, pursuant to Section 4 of this Agreement, shall only occur upon the complete and sole satisfaction of the Purchaser as to the results of the Inspection; provided however, nothing herein is intended to extend or shall be construed to extend the date by which the Closing is to occur as provided in Section 4 of this Agreement. All costs of Inspection shall be borne by the Purchaser.

     11.8. Financial Statements. If the Financial Statements are not audited by a firm of independent certified public accountants acceptable to Purchaser, then Purchaser shall have determined to its satisfaction, upon counsel with its independent certified public accountants, that the Financial Statements for the period ended December 31, 1992 and December 31, 1993, shall be auditable in accordance with generally accepted auditing standards such that Purchaser's accountants shall be able to perform all procedures and do all things necessary and appropriate to issue its standard audit opinion thereon. Seller and Shareholders agree to cooperate in all respects with Purchaser and its accountants to perform and finalize the audit on such Financial Statements, including without limitation, to sign and deliver management's representation letters with respect to such Financial Statements.

     11.9. Other Agreements. Purchaser shall have obtained and delivered all other agreements, documents, certificates, or registrations required or necessary pursuant to this Agreement.

12. CLOSING CONDITIONS TO OBLIGATIONS OF SELLER AND SHAREHOLDER. The obligations of Seller and Shareholders to consummate the Closing shall be subject, in the sole discretion of each of them, to the satisfaction at or prior to Closing of the condition that all of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as if made at and as of the Closing Date, and Purchaser shall have performed and complied with in all respects all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

13. CLOSING CONDITIONS TO OBLIGATIONS OF PURCHASER, SELLER AND SHAREHOLDER. The obligations of Purchaser, Seller and Shareholder hereunder shall be subject, at the option of any one of them, in its, his, or her discretion, to the following conditions:

     13.1. Injunction. There shall not be pending or threatened any proceeding before any agency, court, commission or tribunal seeking to enjoin or prevent the transactions contemplated by this Agreement.

     13.2. Illegality. No United States statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or government authority which is in effect and has the effect of making the purchase of the Assets illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

14.  INDEMNIFICATION AND OFFSET.

     14.1. Seller's Indemnification. Seller and Shareholders, jointly and severally, agree from and after the Closing Date, to indemnify, defend and hold harmless Purchaser and Purchaser's officers, partners, employees and agents from any loss, damage, expense, liability claim or controversy, including without limitation attorneys' fees, expenses of litigation and any and all commissions, fees or payments owing to any broker who represented Seller or Shareholders, to which Purchaser or any of Purchaser's officers, partners, employees or agents may become subject arising out of any one or more of the following:

     (i) any inaccuracy or breach of any representation, warranty or covenant of Seller or Shareholders contained in this Agreement (but not otherwise); or

     (ii) any person asserting any claim against Purchaser to any rights in and to the Assets following the Closing Date to the extent that such claim arises or is alleged to arise by, through or under Seller or Shareholder (but not otherwise), including without limitation claims to ownership of a security interest in or to any of the Assets; or

     (iii) any obligation or liability of Seller or Shareholders not expressly assumed by Purchaser pursuant to this Agreement whether or not such obligation or liability is fixed or contingent, or liquidated or unliquidated, and whether or not such liability or obligation was known to Seller or its officers, directors or Shareholders on the Closing Date; or

     (iv) any claim, action, suit or investigation (collectively "Claims") which is made, threatened or asserted on or after the Closing Date against the Purchaser with respect to acts or omissions of Seller or its officers, directors or shareholders, employees, contractors, or agents occurring before or on the Closing Date; or

     (v) any liability of Seller for any and all taxes for any period ending on or before the Closing Date with respect to any item or matter occurring prior to the Closing Date.

     14.2. Purchaser's Indemnification. Purchaser agrees from and after the date hereof to indemnify, defend and hold harmless Seller and Seller's officers, directors, shareholders, employees and agents from any loss, damage, expense, liability claim or controversy, including, without limitation, attorneys' fees, expenses of litigation and any and all commissions, fees or payments owing to any broker who represented or claims to have represented Purchaser, to which Seller or any of Seller's officers, directors, shareholders, employees or agents may become subject arising out of any one or more of the following:

     (i) any inaccuracy or breach of the representation, warranty or covenant of Purchaser contained in this Agreement
              (but not otherwise); or

     (ii) any obligation or liability arising from and after the Closing Date which is expressly assumed by Purchaser pursuant to this Agreement; or

     (iii) any claim, action, suit, investigation or proceeding (collectively "Claims") which is pending, threatened or asserted after the Closing Date against Seller with respect to the acts or omissions of Purchaser or its officers, partners or employees, contractors or agents occurring after the Closing Date.

     14.3. Limitation of Liability. In no event shall the liability of the Shareholders or Seller, or both, pursuant to this Section 14 exceed a total of $500,000.

     14.4. Independence. The Purchaser shall be or shall establish a wholly-owned subsidiary corporation of CCS Technology Group, Inc. pursuant to which the current business of the Seller shall be undertaken. Such entity shall serve as its own profit center. The Purchaser and CCS Technology Group, Inc. make no representations as to the future profitability of such entity or the provision of assets or assistance.

15. BROKERAGE. Except as set out on Schedule 15 attached hereto, each of the parties to this Agreement represent and warrant to the others that all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by them individually, by their counsel or by officers of them directly with the other parties individually or with officers of or counsel for the other party, and further represent and warrant that they have not dealt with or employed any broker, finder or financial adviser in connection with or on account of this Agreement or any transaction herein contemplated and, insofar as they have knowledge, no broker, finder or financial adviser is entitled to any commission or broker's, finder's or adviser's fee in connection with any of these transactions.

16. NOTICES. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if (i) delivered personally; or (ii) five days after mailed by certified mail, return receipt requested, with proper postage prepaid; or
(iii) delivered by facsimile; or (iv) delivered by recognized courier contracting for same day or next day delivery:

                    (a)  To Purchaser:
                         CCS Technology Group, Inc.
                         900 Winderley Place
                         Maitland, Florida 32751
                         Attn.:  President
                         Facsimile Number: (407) 660-0483

                         With a copy to:

                         Morris, Manning & Martin
                         3343 Peachtree Road, N. E.
                         1600 Atlanta Financial Center
                         Atlanta, GA 30326
                         Attn.: John F. Smith, Esq.
                         Facsimile Number: (404) 365-9532

                    (b)  To Seller:
                         TranSys Corporation
                         Suite 2001
                         225 South Westmonte Drive
                         Altamonte Springs, Florida 32714-1218
                         Attn.: Daniel Stavros
                         Facsimile Number: (407) 774-9813

                         With a copy to:

                         Boroughs, Grimm & Bennett
                         201 East Pine Street
                         500 Southeast Bank Building
                         Orlando, Florida 32801
                         Attn.: Susan Abramson, Esq.
                         Facsimile Number: (407)843-9587

                    (c)  To Shareholders:
                         TranSys Corporation
                         Suite 2001
                         225 South Westmonte Drive
                         Altamonte Springs, Florida 32714-1218
                         Attn.:    Daniel Stavros
                                   D.J. Youngblood Stavros
                         Facsimile Number: (407) 774-9813

                         With a copy to:

                         Boroughs, Grimm & Bennett
                         201 East Pine Street
                         500 Southeast Bank Building
                         Orlando, Florida 32801
                         Attn.: Susan Abramson, Esq.
                         Facsimile Number: (407) 843-9587

or at such other address as the parties hereto shall have last designated by notice to the other parties. Any item delivered personally or by recognized courier contracting for same day or next day delivery shall be deemed delivered on the date of delivery. Facsimile deliveries shall be deemed delivered on the date of transmission by the sender provided sender has evidence of successful transmission and receipt. Any item mailed shall be deemed to have been delivered on the date evidenced on the return receipt.

17. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement together with the schedules and exhibits herein referenced together contain the entire agreement among the parties hereto with respect to the transactions contemplated herein, and all prior understandings, and agreements and the letter of intent among the parties hereto are hereby terminated in their entirety and are of no further force or effect. This Agreement shall not be modified or otherwise amended except by an instrument in writing signed by or on behalf of the parties hereto.

18. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

19. WAIVER. At any time prior to or on the Closing Date any party hereto may waive in writing compliance with any condition to its obligations hereunder. No waiver shall be effective unless given in writing. No waiver by any party hereto of its rights under any provisions of this Agreement shall constitute a waiver of such party's rights under such provision at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party's rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such party.

20. ASSIGNMENT. This Agreement shall not be assignable by any party hereto, provided that Purchaser may assign this Agreement and its rights hereunder to any entity controlled by it or which it controls.

21. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. HEADINGS. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereto.

23. EXPENSES. Each party shall bear its own costs and expenses, including but not limited to fees and expenses of counsel, accountants investment bankers, bankers and advisors.

24. SURVIVAL. All of the representations, warranties, covenants, agreements and indemnifications made by Purchaser, Seller and Shareholders in or pursuant to this Agreement shall survive the Closing for the period beginning on the date of this Agreement and continuing until two (2) years from the date of this Agreement.

25.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     IN WITNESS WHEREOF, the parties hereto duly executed this Agreement under seal effective as of the date first hereinabove written.

                         PURCHASER:

                         ----------------------------------
                         a Florida corporation

                         By:
                            -------------------------------
                              Title:
                                    -----------------------
                         Attest:
                              Title:
                                    -----------------------
                                      (CORPORATE SEAL)


                         SELLER:

                         TRANSYS CORPORATION,
                         a Florida corporation

                          By:
                            -------------------------------
                              Title:
                                    -----------------------
                         Attest:
                              Title:
                                    -----------------------
                                      (CORPORATE SEAL)

                          SHAREHOLDERS:

                          --------------------------------- (SEAL)
                          Daniel Stavros



                          --------------------------------- (SEAL)
                          D.J. Youngblood Stavros

                  INDEX TO EXHIBITS AND SCHEDULES


Exhibit             Description                                                Item Number
-------             -----------                                                -----------

1                   Asset List                                                     1

2                   Excluded Assets                                                2

3                   Liabilities to be Assumed                                      3

4                   Allocation of Purchase Price                                   4

5                   Legal Opinions of Seller's Counsel and Shareholders' Counsel   5

6                   Legal Opinion of Purchaser's Counsel                           6

7                   Form of Note                                                   7

Schedule            Description                                                Item Number
--------            -----------                                                -----------

7.2                 Permitted Liens, Encumbrances, Etc.                            7

7.3(i)              Articles of Incorporation; Bylaws; Powers of Attorney          8

7.3(ii)             All deeds of title and other title documents                   9
                    pertaining to any real property (including a brief
                    description of such documents and of the use to which
                    such property is being employed), any interest
                    therein, now or previously owned of record or
                    beneficially by the Seller and used as a part of the
                    Business, together with copies thereof; and all lease
                    agreements for all property,real or personal, to
                    which Seller is a party, including without limitation
                    lease agreements for all Facilities, together with
                    complete schedules pertaining thereto listing
                    individually all such property leased by item.

7.3(iii)            All insurance policies currently in force issued to or        10
                    in favor of Seller covering any or all risks of any
                    nature whatsoever.

7.3(iv)             All loan agreements, notes payable or other debt              11
                    instruments or obligations issued, guaranteed or
                    assumed by Seller or for which Seller or the Assets
                    are otherwise obligated or bound (including any
                    guaranty or obligation of Shareholder on behalf of
                    Seller or in connection with the Business or Assets).



7.3(v)              All contracts in Seller's possession which pertain in         12
                    any way to the conduct or operation of the Business,
                    including without limitation, union agreements, sale
                    and lease-back agreements, conditional sale
                    agreements, bids, equipment maintenance agreements,
                    marketing or advertising agreements, sale or supply
                    contracts, purchase contracts, joint venture agreements,
                    license agreements, royalty agreements, secrecy,
                    confidentiality and non-disclosure agreements,
                    commission brokerage, agency or similar agreements,
                    escrow agreements, delivery agreements, shipment
                    agreements, and any other agreement in Seller's
                    possession in any way pertaining to the Business.

7.3(vi)             All loans or advances (hereinafter "Company Loans")           13
                    outstanding from Seller to any officer, director,
                    Shareholder, employee, agent, or independent
                    contractor of the Business, or to any person related
                    to any of the foregoing, or to any corporation,
                    partnership or other entity of which any of the
                    foregoing possess any interest, such list to state
                    the amount of the loan, the person or entity obligated
                    to repay, the interest rate thereon, and the terms of
                    repayment.

7.3(vii)            A summary of the terms of all material oral contracts         14
                    of which any officer of Seller has knowledge, to the
                    extent that any such oral contract will be binding
                    upon the Business following the Closing Date

7.3(viii)           All franchise or license agreements held or granted           15
                    by the Seller or necessary for the operation of the
                    Business of the Seller.

7.3(ix)             All equipment leases held or granted by the Seller            16
                    or necessary to operate the Business of the Seller.

7.3(x)              Defaults                                                      17

7.4                 Financial Statements                                          18

7.5                 Actions After December 31, 1992                               19

7.8                 Environmental Concerns                                        20

7.9                 Benefit Programs, Employment Policies, Etc.                   21

7.12                Legal and Governmental Proceedings                            22

7.13                Accounts Receivable                                           23



7.14                Customers and Prospects                                       24

7.15                Intellectual Property                                         25

8.6                 Employees Salaries, Accrued Vacation                          26

8.7                 Closing Inventory Amount                                      27

8.8                 Prepaid Expenses and Deposits                                 28

8.11                Banking Relationships and Accounts                            29

9.4                 TRAMS Product Marketing and Customer Support                  30

9.5                 Office Expenses                                               31

10.3                Consents                                                      32

11.5                Certain Litigation                                            33

15                  Brokers, Etc.                                                 34

